EXHIBIT (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated November 17, 2010, September 14, 2010, and November 18, 2010 relating to the financial statements and financial highlights of Eaton Vance Rhode Island Municipal Income Fund, Eaton Vance Michigan Municipal Income Fund, and Eaton Vance National Municipal Income Fund, respectively, certain of the funds constituting Eaton Vance Municipals Trust, appearing in the Annual Reports on Form N-CSR for the years ended September 30, 2010, July 31, 2010, and September 30, 2010 respectively, and to the references to us under the headings “RI Fund Financial Highlights,” “MI Fund Financial Highlights,” “National Fund Financial Highlights,” and “Experts” in the Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts April 25, 2011